Exhibit 9(f)


                             LICENSE AGREEMENT
                             -----------------

      LICENSE AGREEMENT effective as of February 23, 1996, ("Effective Date") by and between Pacific Stock Exchange Incorporated ("PSE"), a Delaware Corporation having an office at 301 Pine Street, San Francisco, California 94104, and Principal Preservation Portfolios, Inc., a Maryland corporation having principal offices at 215 North Main Street, West Bend, Wisconsin 53095 ("Principal Preservation"). Principal Preservation is a registered investment company under the Investment Company Act of 1940, and intends to create a mutual fund called the PSE Technology Index Portfolio ("Portfolio").

      WHEREAS, the PSE compiles, calculates, maintains, and owns rights in and to a composite stock index known as the PSE Technology Index and to the proprietary data collected and maintained in connection with such index (such rights and data being hereinafter individually and collectively referred to as the "PSE Tech"); and

      WHEREAS, the PSE uses in commerce and owns trade name and servicemark rights to the designations "Pacific Stock Exchange" and "Pacific Stock Exchange Technology Index" in connection with the PSE Tech (such rights being individually and collectively referred to as the "PSE Marks"); and

      WHEREAS, Principal Preservation has determined that the PSE Tech is a representative index in tracking the stock market performance of the stocks included in the PSE Tech and wishes to utilize the PSE Tech in connection with the organization and operation of a mutual fund that will approximately parallel the composition of the PSE Tech Index and

      WHEREAS, Principal Preservation wishes to use the PSE Marks for disclosure under federal and state securities laws to indicate that the PSE is the source of the PSE Tech and otherwise as provided herein, subject to prior review and approval by the PSE as hereinafter set forth; and

      WHEREAS,  Principal   Preservation  wishes   to  obtain   the   PSE's
 authorization to use the PSE Marks and PSE Tech in connection with its mutual fund under the following terms and conditions.

      NOW, THEREFORE, it is agreed as follows:

      1.Grant of License.
        ----------------

      (a) Subject to the terms and conditions of this agreement, the PSE hereby grants to Principal Preservation a nontransferable, non-exclusive license to use and refer to the PSE Tech and PSE Marks in the United States in registration statements, state securities filings and prospectuses in connection with the offering and promotion of the Portfolio, and in other offering and promotional material in connection with the Portfolio. Upon reasonable prior request, PSE may review any and all materials prepared or used by Principal Preservation, its distributor, or other agents or representatives of Principal Preservation in connection with the Portfolio for purposes of ensuring Principal Preservation's compliance with this agreement. PSE may withhold approval of the use of PSE Marks in connection with the registration or promotion of the Portfolio, but approval shall not be unreasonably withheld by the PSE.

      (b) The Portfolio prospectus shall state in language acceptable to counsel for the PSE that the fund is not sponsored, endorsed, sold or promoted by the PSE; that the PSE makes no representation or warranty, implied or express, to the purchasers of shares in the Portfolio, or any member of the public regarding the advisability of investing in index funds generally or in the Portfolio particularly or the ability of the PSE Tech to track general stock market performance; that PSE's only relationship to Principal Preservation is the licensing of the PSE Marks and PSE Tech, the latter of which is determined, composed and calculated by the PSE without regard to the Portfolio.

      (c) Principal Preservation agrees that the Portfolio shall not be offered to investors for purchase unless and until Principal Preservation has received all regulatory approvals, interpretations and exemptions which, in its opinion, are necessary or desirable.

      (d) Principal Preservation acknowledges that the PSE Tech and PSE Marks are the exclusive property of the PSE, and that the PSE Tech and its compilation and composition and changes thereof are in the exclusive control and exclusive discretion of the PSE.

      (e) Except as otherwise specifically provided therein, this Agreement shall not transfer to Principal Preservation any right to, or interest in, the PSE Marks or PSE Tech, or in any copyright, trademark or proprietary rights pertaining thereto.

      2.Term.     This Agreement shall become effective upon the  Effective
        ----
 Date and shall unless and until terminated in accordance with Paragraph 4 thereafter remain in full force and effect for an initial period of three
 (3) years, and at Principal Preservation's option, be automatically renewed for a successive three year period. Such options shall be executed by written notice to PSE at least four months prior to the expiration of the original three year term.

      3.Licensee Fees.
        -------------

      (a)  1.   Subject to  Paragraph 3(a)2,  Principal Preservation  shall also pay the PSE a license fee according to the following schedule:

 (i)  Monthly Average Net Asset Value         Annual License Fee to PSE
      -------------------------------         -------------------------
      of the Portfolio:
      ----------------

 o  $0 to $50,000,000.00                      $1,000.00
    (fifty million dollars)

 (ii) Monthly Average Net Asset Value         Monthly License Fee to PSE
      -------------------------------         --------------------------
      of the Portfolio:
      ----------------

 o  $50,000,000.00 to $100,000,000.00         0.01% of average net assets
                                              of the
    (fifty million dollars to one             Portfolio for preceding month
                                              (i.e.
    hundred million dollars)                  $75,000,000.00 x 0.01%/12 =
                                              $625.00)

 o  Over $100,000,000.00                      0.015% of average net  assets
                                              of the
    (one hundred million dollars)             Portfolio for preceding month
                                              (i.e.
                                              $200,000,000.00 x 0.015%/12 =
                                              $2,500.00).

           2. Regardless of the average net asset value of the Portfolio, Principal Preservation shall pay the PSE the Annual License Fee of $1,000.00 (as specified in Paragraph 3(a)(1)(i) above), in advance, on an annual basis on the anniversary date of the Effective Date of the Agreement. The first payment representing the first year of this contract will be payable upon the signing of this Agreement. In addition, in any calendar year during the term of this Agreement that the Portfolio's average net asset value equals or exceeds fifty million dollars, Principal Preservation shall pay to PSE the Monthly License Fee (as specified in Paragraph 3(a)(1)(ii) above), on a pro rata basis.

      (b) Principal Preservation shall provide the PSE with full documentation in support of Principal Preservation's calculation of the license fees paid to the PSE by Principal Preservation under Paragraph 3(a). The PSE shall have the right, in its discretion, to inspect and audit Principal Preservation's records, upon advance written request to Principal Preservation during normal business hours, to verify the accuracy of the license fee calculations performed by Principal Preservation.

      4.Termination.
        -----------

      (a) In the case of material beach of any of the terms and conditions of this Agreement by either party, the other party may terminate this Agreement by giving thirty (30) days prior written notice, and the Agreement shall be terminated if the breaching party shall not have corrected such material breach within the notice period.

      (b) The PSE shall have the right, in its sole discretion, to cease compilation and publication of the PSE Tech and, in such event, to terminate this Agreement, provided, however, that the PSE does not replace the PSE Tech or substitute another PSE index to track the performance of the technology sector of the stock market. In the event that the PSE intends to discontinue the PSE Tech, the PSE shall give Principal
 Preservation at least one (1) year's written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute index will be available. In such event, Principal Preservation shall have the option to use such new index under this Agreement provided Principal Preservation exercises its option hereunder within sixty (6)0 days of receiving written notice from the PSE respecting the replacement index. Unless Principal Preservation exercises such option, Principal Preservation's obligations to make any further license fee payments to the PSE hereunder with respect to the discontinued PSE Tech shall terminate as of the effective date of the termination of the PSE Tech.

      5.Rights Upon Termination.  Upon  termination of  this Agreement  as
        -----------------------
 provided in Paragraph 4, Principal Preservation shall not use the PSE Marks or the PSE Tech in connection with any fund it may create or sponsor.

      6.PSE Obligations.
        ---------------

      (a) Employees of the PSE who are directly responsible for changes in the components of the PSE Tech shall be expressly prohibited by the PSE from directly or indirectly purchasing or beneficially owning any interest in the Portfolio.

      (b) In accordance with the limitations set forth in Paragraph 1(b) herein, the PSE shall not and is in no way obliged to engage in any marketing or promotional activities in connection with the sale of the Portfolio or in making any representation or statement in connection with the sale by Principal Preservation, its distributor, or other agents or representatives of the Portfolio to the fund holders or prospective fund holders.

      7.Principal Preservation Obligations.
        ----------------------------------

      (a) Principal Preservation shall use all reasonable efforts to protect the goodwill and reputation of the PSE and of the PSE Marks in connection with its use under this Agreement, including allowing the PSE to review and approval all advertisements, brochures, promotional and information materials prepared or used by Principal Preservation referring to the PSE, the PSE Tech, or the PSE Marks.

      (b) Principal Preservation shall file the first Portfolio prospectus with the SEC within two hundred and seventy (270) days of the Effective Date of this Agreement, or the license granted by this Agreement shall be null and void. Principal Preservation shall also send a copy of the prospectus filed with the SEC within a week of filing with the SEC. Principal Preservation shall use its best efforts promptly to register the Portfolio and to have it made effective by the SEC. Delay by the SEC in granting approval to Principal Preservation respecting the initial prospectus shall not be grounds for termination of this Agreement; provided, however, that in the event any delay extends beyond six (6) months from the filing date and such prospectus has not been made effective, the license granted by this Agreement shall be null and void, unless extended by written agreement of both parties hereto. Principal Preservation agrees to commence offering the Portfolio to investors no more than three (3) months after the prospectus is made effective by the SEC.

      (c) Principal Preservation shall use the PSE Marks and PSE Tech in compliance with the terms and conditions of this Agreement, and shall ensure that the PSE's rights in the PSE Marks and PSE Tech are in no way diminished or jeopardized, and to ensure that the public is not misled as to such rights.

      8.Protection of Value of License.
        ------------------------------

      (a) During the term of this Agreement, the PSE shall use its best efforts to obtain and to maintain in full force and effect all federal and state registrations of the PSE Marks, and shall at the PSE's expense and sole discretion exercise PSE's common law and statutory rights against any infringements of the PSE Marks, copyrights or other proprietary rights insofar as such infringements conflict with or impair Principal Preservation's rights and privileges hereunder.

      (b) In the event that the PSE is informed by Principal Preservation or otherwise learns that a third-party intends to market, or is marketing to the public an unlicensed index fund based upon the PSE Tech in violation of rights of Principal Preservation and the PSE in the PSE Tech and/or PSE Marks, the PSE shall use reasonable efforts to prevent and/or stop any such unlicensed third-party to cease offering such a fund.

      (c) Principal Preservation shall reasonably cooperate with the PSE in the maintenance of PSE's rights and registrations to the PSE Marks, including any reasonable proprietary notices required by the PSE, and shall do such acts and execute such instruments as are reasonably necessary and appropriate to such purposes.

      9.Proprietary Right.  Principal  Preservation acknowledges  that the
        -----------------
 PSE Tech is selected, arranged and prepared by the PSE through the application of methods and standards of judgement and used and developed through the expenditure of considerable work, time and money by the PSE. Principal Preservation also acknowledges that the PSE Marks and PSE Tech are valuable assets of the PSE and, therefore, with respect to such information which is received by Principal Preservation pursuant to this Agreement, Principal Preservation shall take such security measures as it takes to protect its own proprietary data, provided such actions are reasonable, to prevent any use other than as authorized herein.

     10.Warranties; Disclaimers.
        -----------------------

      (a) The PSE represents and warrants that the PSE is the owner of, or has the right to license Principal Preservation to use, the PSE Marks and PSE Tech, as provided herein.

      (b) The PSE shall promptly correct, or instruct its agent, to correct any mathematical errors made in the PSE's computation of the PSE Tech which are brought to the PSE's attention by Principal Preservation, provided that nothing in the Paragraph 10(b) shall give Principal Preservation the right to exercise any judgment or require any changes with respect to the methods of composing, calculating or determining the PSE Tech.

      (c) The PSE shall obtain information for inclusion in or for use in the calculation of the PSE Tech from sources which the PSE considers reliable, but the PSE does not guarantee the accuracy and/or the completeness of the PSE Tech or any data included therein. THE PSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY PRINCIPAL PRESERVATION, OWNERS OF THE PORTFOLIO, ANY PERSON OR ANY ENTITY FROM THE USE OF THE PSE TECH OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE USE LICENSED HEREUNDER, OR FOR ANY OTHER USE. THE PSE MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL SUCH WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE FOR USE WITH RESPECT TO THE PSE TECH OR ANY DATA INCLUDED THEREIN. The Portfolio's
 prospectuses filed with the SEC hereunder shall expressly include the disclaimer language contained in the Paragraph 10(c).


      (d) Neither party shall have any liability for lost profits or consequential damages arising out of this Agreement.

      (e)  The  provisions  of   this  Paragraph  10   shall  survive   any
 termination of this Agreement.

     11.Force Majeure.  Neither  the PSE nor  Principal Preservation shall
        -------------
 bear any responsibility or liability for any losses arising out of any delay in or interruption of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike or other work stoppage or slow down), severe or adverse weather conditions or other cause beyond the reasonable control of the party so affected.

     12.Investment Advisor.   Principal Preservation  intends to  retain a
        ------------------
 registered investment advisor to manage the Portfolio. The initial investment advisor to the Portfolio will be Ziegler Asset Management, Inc. ("ZAMI"). Principal Preservation will promptly notify PSE in the event that there is a change in the Portfolio's investment advisor. Principal Preservation hereby directs PSE to provide daily information regarding the PSE Tech to ZAMI at the following address:


           Notice to ZAMI:               Ziegler Asset Management, Inc.
           --------------
                                         215 North Main Street
                                         West Bend, Wisconsin 53095
                                         Attn:  Robert J. Tuszynski
                                         ----
     13.Other Matters.
        -------------

      (a) This Agreement is solely and exclusively between the parties as presently constituted and shall not be assigned or transferred by either party, without the prior written consent of the other party, and any attempt to so assign or transfer this Agreement, without such written consent shall be null and void.

      (b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

      (c) No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations of liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

      (d) All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered by hand or five (5) days after mailing, postage prepaid, by registered or certified mail, return receipt requested, to the below address or which addresses as either party shall specify by a written notice to the other.

Notice to the PSE:                  Pacific Stock Exchange Incorporated
-----------------
                                    301 Pine Street
                                    San Francisco, California 94104
                                         Attn:  Scott Stark
                                         ----

Notice to Principal Preservation:   Principal Preservation Portfolios, Inc.
--------------------------------
                                    215 North Main Street
                                    West Bend, Wisconsin 53095
                                         Attn:  Robert J. Tuszynski
                                         ----

      (e) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of California.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

                                      Pacific Stock Exchange Incorporation

                                      By:---------------------------------

                                      Title:------------------------------


                                      Principal Preservation Portfolios,
                                      Inc.

                                      By:--------------------------------

                                      Title:-----------------------------